Exhibit 99.1

Zale Announces 27 Percent Increase in Third Quarter EPS

    DALLAS--(BUSINESS WIRE)--May 17, 2005--Zale Corporation (NYSE:ZLC), the largest specialty retailer of fine jewelry in North America, announced today net earnings of $14.5 million, or $0.28 per diluted share, for the Company's third quarter ended April 30, 2005. This represents an increase of 27% on a per share basis over the same period last year when the Company reported net earnings of $11.5 million, or $0.22 per diluted share.
    Total revenues for the third quarter ended April 30, 2005 were $516 million, compared to $483 million for the same period last year, an increase of 6.7%. Comparable store sales increased 3.5% for the same period.
    Total revenues for the year-to-date totaled $1.911 billion compared to $1.849 billion for the same period last year, an increase of 3.3%. On a comparable store basis, year-to-date sales increased 0.4%. Year-to-date net earnings totaled $102.7 million or $1.98 per diluted share. For the same period last year, net earnings were $99.6 million, or $1.85 per diluted share.
    "We are very pleased with these earnings results as they reflect the ongoing execution of our strategy," commented Mary L. Forte, President and Chief Executive Officer. "Our brand management focus along with the achievement of our growth objectives drove a solid top-line improvement for the quarter. We combined this sales performance with a 45 basis point increase in gross margins, predominantly from our direct sourcing initiatives. During the period, operating disciplines remained firmly in place as reflected in the 80 basis points of operating margin improvement over last year."
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,330 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    This release contains forward-looking statements, including statements regarding the Company's results of operations and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except per share amounts)
                              (unaudited)

                           Three Months Ended     Nine months ended
                                April 30,             April 30,
                           ------------------- -----------------------
                              2005      2004       2005        2004
                           --------- --------- ----------- -----------

Total Revenues             $515,618  $483,175  $1,910,723  $1,848,842
Costs and Expenses:
Cost of Sales               246,151   232,802     931,660     908,428
Selling, General and
 Administrative Expenses    227,789   215,374     760,757     730,285
Cost of Insurance
 Operations                   1,674     1,435       4,542       4,396
Depreciation and
 Amortization Expense        14,953    13,962      44,184      41,987
                           --------- --------- ----------- -----------
Operating Earnings           25,051    19,602     169,580     163,746
Interest Expense, Net         1,558     1,503       5,990       5,885
                           --------- --------- ----------- -----------
Earnings  Before Income
 Taxes                       23,493    18,099     163,590     157,861
Income Taxes                  9,037     6,571      60,869      58,283
                           --------- --------- ----------- -----------
Net Earnings                $14,456   $11,528    $102,721     $99,578
                           ========= ========= =========== ===========


Earnings Per Common Share -
 Basic:
Net Earnings  Per Share       $0.28     $0.22       $2.00       $1.88

Earnings Per Common Share -
 Diluted:
Net Earnings  Per Share       $0.28     $0.22       $1.98       $1.85

Weighted Average Number of
 Common Shares Outstanding:
Basic                        50,895    52,641      51,302      52,873
Diluted                      51,513    53,537      51,989      53,795


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)
                              (unaudited)

                                    April 30,   July 31,    April 30,
                                      2005        2004        2004
                                   ----------- ----------- -----------

ASSETS
Current Assets:
 Cash and Cash Equivalents            $66,782     $63,124     $43,869
 Merchandise Inventories              926,798     826,824     856,016
 Other Current Assets                  63,002      63,956      55,661
                                   ----------- ----------- -----------
Total Current Assets                1,056,582     953,904     955,546

Property and Equipment, Net           278,276     266,688     258,799
Goodwill, Net                          89,130      85,583      83,728
Other Assets                           33,961      35,909      36,628
Deferred Tax Asset, Net                   ---         ---      20,970
                                   ----------- ----------- -----------
Total Assets                       $1,457,949  $1,342,084  $1,355,671
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
 Accounts Payable and Accrued
  Liabilities                        $398,088    $319,599    $393,547
 Deferred Tax Liability, Net           51,334      51,417      46,233
                                   ----------- ----------- -----------
Total Current Liabilities             449,422     371,016     439,780

Non-current Liabilities                39,075      42,486      98,803
Non-current Tax Liability, Net          5,616       4,968         ---
Long-term Debt                        162,100     197,500     165,700

Commitments and Contingencies             ---         ---         ---
Stockholders' Investment:
 Common Stock                             530         521         520
 Additional Paid-In Capital            82,145      63,661         ---
 Accumulated Other Comprehensive
Income                                 19,306      13,470       9,308
 Accumulated Earnings                 751,183     648,462     641,560
 Deferred Compensation                 (1,428)        ---         ---
                                   ----------- ----------- -----------
                                      851,736     726,114     651,388
 Treasury Stock                       (50,000)        ---         ---
                                   ----------- ----------- -----------
Total  Stockholders' Investment       801,736     726,114     651,388
                                   ----------- ----------- -----------

Total Liabilities and Stockholders'
 Investment                        $1,457,949  $1,342,084  $1,355,671
                                   =========== =========== ===========


    CONTACT: Zale Corporation, Dallas
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer